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                                                                   EXHIBIT 10.17


                          [SELECTICA, INC. LETTERHEAD]


July 23, 1999


Daniel Carmel
16 Windsor Drive
San Carlos, CA 94070

Dear Dan:

Selectica, Inc. (the "Company") is pleased to offer you the position of Vice President of Marketing and Business Development as a regular, full-time employee reporting to Raj Jaswa. The terms and conditions of your employment would be as follows:

1. Salary: You will be a salaried exempt employee who is paid on a semi-monthly basis and will be eligible for an annual review. Your starting salary will be $14,583.00 per month (or $175,000.00 per annum), and you will be paid on the 15th and last day of each month. We will conduct your first formal performance and salary review on or about Aug., 2000. You will also be eligible to participate in the Executive Bonus Program.

2. Stock Options: Subject to Board approval, you will receive an option to purchase 400,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of the Company's Common Stock per share, as set by the Company's Board of Directors at their meeting after your start date when your option is granted. Your option will be subject to the terms and conditions applicable to options granted under the Company's 1996 Stock Plan, as described in that Plan and the applicable stock option agreement. The option will be immediately exercisable, but the purchased shares will be subject to repurchase by the Company at the exercise price if your service terminates before you vest in the shares. You will vest in 25% of the option shares after 12 months of continuous service, and the remaining balance will vest in monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

The Company will allow you to pay the exercise price of the option with a full recourse promissory note. The interest rate of the note will be the minimum interest rate necessary to avoid imputed interest income. The principal balance and accrued interest on the note will become due and payable upon the earlier of the date that is (a) four years following the date of the note or (b) 30 days following the termination of your employment for any reason. The promissory note will be secured by the shares subject to the option. The Company will determine the remaining terms of the promissory note and stock pledge agreement evidencing the security of the note.
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You will be able to participate in the Executive Bonus Program. The total amount for this programs is $20,000 per quarter.

Your Bonus plan will be divided into three sections:

     1.  25% hitting our Corporate bookings, paid quarterly.

     2.  25% for achieving revenue target, paid annually based on fiscal year
         2000.

     3.  50% for accomplishing your personal MBO's, paid quarterly.

For the second fiscal quarter (July, August, and September) you will receive a one time draw of $20,000 paid on October 1, 1999 if you begin employment with Selectica on 7/26/99, otherwise your draw will be on a pro rated basis.

You will be eligible to accrue vacation pay at three weeks per year, beginning on your date of hire.

If you experience an Involuntary Termination within 12 months following a Change in Control (as defined in the Company's 1996 Stock Plan), then the vesting of your option will be accelerated, such that you become vested in an additional number of option shares, as if you completed another 12 months of service with the Company following this termination; If the Company and the other party to the transaction constituting a Change in Control agree that the transaction is to be treated as a "pooling of interests" for financial reporting purposes, and if the transaction in fact is so treated, then the acceleration of exercisability will not occur to the extent that the Company's independent accountants and the other party's independent accountants each determine in good faith that the acceleration would preclude the use of "pooling of interests."

An Involuntary Termination means the termination of your service which occurs by reason of: your involuntary dismissal or discharge by the Company for reasons other than Cause, or your voluntary resignation following (A) a change in your position with the Company which materially reduces your level of responsibility, (B) a reduction in your level of base salary or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

Cause means the commission of any act of fraud, embezzlement or dishonesty, conviction of a felony under the laws of the United States or any state thereof, gross misconduct, continued failure to perform assigned duties for 30 days after receiving written notification from your manager, any unauthorized use or disclosure of confidential information or trade secrets of the Company, or any other intentional misconduct that adversely affects the business or affairs of the Company in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company may consider as grounds for the dismissal or discharge of you or any other person in the service of the Company.
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3.   Proprietary Information and Inventions Agreement. As with all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as EXHIBIT A.

4. Benefits. You will be entitled to receive employee benefits, including vacations and holidays, under the Company's standard employee benefit program.

5. Period of Employment. Your employment with the Company will be "at will" meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer.

6. Outside Activities. During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You also will not assist any other person or organization in competition with the Company or in preparing to engage in competition with the business or proposed business of the Company.

7. Entire Agreement. Other than your stock incentives, the terms of which shall be determined by the Company's Board of Directors in its sole discretion, this letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings, oral or written, between you and the Company.

8. Modifications. Any additions or modifications of these terms would have to be in writing and signed by you and an officer of the Company.

On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment within three business days after you begin work.

We believe there is a tremendous opportunity in joining Selectica at this time. We hope that you find the foregoing terms acceptable, and look forward to the start of your new career with the Company.


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This offer is effective as of July 23, 1999. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer of employment will expire at the close of business on Wednesday, July 23, 1999.



Sincerely,


SELECTICA, INC.


/s/ RAJEN JASWA
----------------------
Rajen Jaswa
President and CEO


AGREED AND ACCEPTED ON JULY 23, 1999


/s/ RAJEN JASWA                         [Name illegible]
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Signature                               Print Name